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                                                                  EXHIBIT 99.2

[OBJECTIVE COMMUNICATIONS LOGO]

                                                                    NEWS RELEASE
                                                         FOR RELEASE:  IMMEDIATE

           PRESS CONTACT: GAIL SMART, OBJECTIVE COMMUNICATIONS - (603) 334-6791 INVESTOR CONTACT: VINCENT DANIELS, LIPPERT HEILSHORN IR - (212) 838-3777


                         OBJECTIVE COMMUNICATIONS, INC.

                       ANNOUNCES ACTING PRESIDENT AND CEO

       INDUSTRY VETERAN BRINGS MARKET DEVELOPMENT, CORPORATE TURNAROUND,
                             VIDEO PRODUCT EXPERTISE


     PORTSMOUTH, NH - JULY 6, 1998 -- Objective Communications, Inc. (NASDAQ
NM:  OCOM) today announced the appointment of James F. Bunker as acting
president and chief executive officer.   Bunker, an experienced industry
executive who has driven successful corporate turnarounds at several technology companies including General Instrument and M/A-COM, officially assumes the position today.

     Objective, a pioneer in the emerging video communications market, develops and markets the VidPhone System(R), which delivers three key services -- multipoint videoconferencing, access and retrieval of stored video and video distribution -- to desktops and conference rooms via the same twisted pair telephone wiring already installed in businesses and organizations.

     With more than three decades of experience as a high-technology senior executive, Bunker brings considerable expertise in market development, strategic planning and business management. As a Division General Manager and corporate marketing executive at M/A-COM, Bunker built the Company's VideoCipher Division into the satellite and cable television industry standard. Bunker subsequently sold the unit to General Instrument in 1986. Five years later, he was recruited by General Instrument to run the Division as president and general manager. In that capacity, Bunker managed an impressive turnaround, taking the Division to revenues of $300 million with extremely high profit margins.
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OBJECTIVE ANNOUNCES ACTING CEO/PAGE TWO


         "Jim is an experienced, hands-on manager who knows how to drive emerging businesses," said Objective's Chairman of the Board Cliff Kendall.
"He will help Objective deliver products to the market on time consistently. Moreover, his track record in the technology industry is outstanding, demonstrating proven market development and video product delivery -- expertise that will be critical to the Company moving forward," said Kendall.

         Kendall said that Bunker, a turnaround expert, will lead the Company through a critical transition period that is expected to take 6-12 months.

         Prior to joining Objective, Bunker ran a management consulting firm which provided counsel to both emerging technology companies and businesses in transition. In this capacity, Bunker counseled several start-up firms, including Assured Digital, Inc.

         Previously, Bunker served as President of General Instrument's VideoCipher Division from 1991-1994, where supervised the development of a new digital compression technology, known as DigiCipher for the cable industry and helped establish the new HDTV standard for the U.S.

         Bunker held a variety of senior management positions at M/A-COM, Inc., a leading provider of microwave components, satellite and terrestrial transmission systems. At M/A-COM, Bunker was responsible for several major acquisitions and divestitures.

         "I'm joining Objective at a pivotal time in the industry -- when key markets are just realizing how high-quality, low-cost real-time video communications can transform their businesses. Our VidPhone System is the first to provide multiple application TV-quality video to the desktop over the existing telephone wiring infrastructure -- with a level of clarity only surpassed by human contact. The market potential for this approach is enormous and we have the right product at the right time to tap that potential," said Bunker.

         As CEO, Bunker will oversee timely product delivery and commercialization as well as improve operational management.

         "I'm optimistic about our ability to move the VidPhone System into key markets that seek an alternative to traditional videoconferencing systems, that lack quality, cost-effectiveness and ease of use and integration," he said.

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OBJECTIVE ANNOUNCES NEW CEO/PAGE THREE


ABOUT OBJECTIVE COMMUNICATIONS, INC.

       Objective Communications is the first company to deliver a total, real-time video communications solution that includes videoconferencing, video distribution and video on demand all in one integrated system -- the VidPhone System. Based on the patented VidModem(TM) technology, the VidPhone System uses standard twisted pair telephone wiring to bring TV-quality video to desktops, meeting rooms, lobbies, operating rooms -- anywhere there is a phone jack. More than just a high-quality videoconferencing solution, the VidPhone System combines live broadcasts, point-to-point and multipoint videoconferencing, visual collaboration, video on demand, wide area ISDN and ATM connectivity to provide organizations with a total video communications solution.


       Objective's patented technology and unique video networking architecture represent a dramatic departure from traditional videoconferencing systems. These systems monopolize corporate networks and incur significant telephone infrastructure upgrades and line charges -- while delivering mediocre video quality. These have been major barriers which have hindered the widespread adoption of video solutions in global markets. The Company's common stock is listed on the NASDAQ National Market under the symbol "OCOM." Find us on the World Wide Web at www.objectivecom.com.

       VidPhone System is a registered trademark of Objective Communications, Inc. VidModem is a trademark of Objective Communications, Inc.


                                      ###

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results and future events may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions and other risk factors detailed in the Company's most recent quarterly report and other filings with the Securities and Exchange Commission.